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                                                                       EXHIBIT 9


                               SECOND AMENDMENT TO
                         THE DEKALB GENETICS CORPORATION
                                  PENSION PLAN


                  WHEREAS, DEKALB Genetics Corporation, a Delaware corporation, with its principal place of business in DeKalb, Illinois (the "Company"), has heretofore adopted and maintains for the benefit of its employees a defined benefit pension plan which is intended to be qualified under the provisions of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder and which is designated the "DEKALB Genetics Corporation Pension Plan" (the "Plan"); and

                  WHEREAS, the Company desires to amend the Plan in certain respects;

                  NOW, THEREFORE, pursuant to the power of amendment contained in Section 9.01 of the Plan, the Plan is hereby amended, effective immediately as of the date of the consummation of the "Offer" (as that term is defined in the Agreement and Plan of Merger dated as of May 8, 1998 among Monsanto Company, a Delaware corporation ("Parent"), Corn Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent ("Sub"), and the Company), as follows:



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                  1. The first sentence of Section 4.04 of the Plan is hereby amended to read as follows:

         Each Participant who terminates employment (i) on or after the date of the consummation of the "Offer" (as that term is defined in the Agreement and Plan of Merger dated as of May 8, 1998 among Monsanto Company, a Delaware corporation ("Parent"), Corn Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent ("Sub"), and the Company), or (ii) after he has completed at least five (5) Years of Service for Vesting, and whose termination of employment in either case occurs before he becomes eligible to retire on an Early Retirement Date shall be fully (100%) vested in his Accrued Benefit and shall be entitled to receive a retirement income for life commencing upon the first day of the month coincident with or next following his Normal Retirement Date in an amount equal to his Accrued Benefit.

                  2. The second paragraph of Section 4.04 of the Plan is hereby amended to include therein the phrase "or as provided in this Section" immediately after the phrase "except as provided in Article IX".


                  IN WITNESS WHEREOF, the Company has adopted this instrument by causing it to be executed by its duly authorized officer on this 8th day of May, 1998.

                                             DEKALB GENETICS CORPORATION


                                             By: /s/ John H. Witmer, Jr.
                                                -------------------------------

                                             Title: Senior Vice President
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